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                                                                    Exhibit 10.8

                                  THE GAP, INC.
                 EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN
                  (January 28, 2002 Amendment and Restatement)

1.       Purpose of the Plan
         -------------------

         The purpose of the Executive Management Incentive Cash Award Plan (the "Plan") is to provide financial incentives for certain of the Company's officers to meet and exceed the Company's annual financial goals. The Plan is intended to qualify as "performance-based compensation" under Code section 162(m).

2.       Definitions
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         2.1      "Affiliated Company" means any company controlling, controlled by, or under common control with the Company.

         2.2 "Award" means a cash award pursuant to the provisions of the Plan.

         2.3 "Base Salary" means, as to a Fiscal Period, a Participant's average actual annual salary rate during the Fiscal Period, based on the numbers of days at each actual salary rate, but assuming that the actual salary rate in effect immediately after focal review in the Spring of the current Fiscal Year had been in effect on the first day of the Fiscal Period. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

         2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

         2.5 "Committee" means the Compensation and Stock Option Committee of the Company's Board of Directors, or any other Committee appointed by the Board pursuant to Section 3 of the Plan.

         2.6      "Company" means The Gap, Inc., a Delaware corporation.

         2.7 "Comparable Store Sales Growth" means the Company's or a division's same store net sales growth for the Fiscal Period in excess of the prior year.

         2.8 "Determination Date" means, as to a Fiscal Period, the latest date possible which will not jeopardize the Plan's qualification as "performance-based compensation" under Code section 162(m).

         2.9 "Earnings" shall mean either: (i) operating income of the Company or one of its divisions for a given Fiscal Period less certain allocated expenses (e.g., headquarters, distribution

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centers, etc.); or (ii) income before interest and taxes of the Company or one of its divisions; provided that prior to the Determination Date the Committee shall determine (1) whether Earnings will be measured under clause (i) or (ii), and (2) whether any significant adjustments should be made to the calculation. Non-recurring or unusual expenses shall be excluded from the calculation of Earnings.

         2.10 "Economic Value Added" means the Company's or a division's Net Operating Profit After Tax (NOPAT) for a given Fiscal Period less Capital Charges. NOPAT means net operating income after taxes. NOPAT for a division includes direct revenues and expenses, but also may include an allocation for shared costs for applicable Information Technology, Distribution, and other services from which the division benefits. Capital Charges means the Company's or a division's Capital Balances multiplied by the Weighted Average Cost of Capital. Divisional Capital Balances include division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and shared liabilities. Total Company Capital Balances includes most assets, the present value of operating leases less most non-interest bearing liabilities. The Committee (prior to the Determination
Date) determines the measures of NOPAT, and Capital Balances.

         2.11 "Fiscal Period" means any Fiscal Year of the Company or any portion thereof as determined by the Committee.

         2.12     "Fiscal Year" means any fiscal year of the Company.

         2.13 "Officer" means an officer (whether or not a member of the Company's Board of Directors) employed by the Company or any Affiliated Company.

         2.14 "Participant" means as to any Fiscal Period, an Officer who has been selected by the Committee for participation in the Plan for such Fiscal Period.

         2.15 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant for a Fiscal Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Comparable Store Sales Growth, (b) Earnings, (c) Return on Equity, (d) Return on Net Assets, (e) Sales Volume, (f) Total Sales, and (g) Economic Value Added. As determined in the discretion of the Committee, the Performance Goals for any Fiscal Period may differ from Participant to Participant, relate to performance on a Company-wide or divisional basis, and/or provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee. For each Fiscal Period, the Performance Goals applicable to each Participant shall be set forth in writing on or prior to the Determination Date.

         2.16 "Return on Equity" means the Company's or a division's Earnings for the Fiscal Period expressed as a percentage of the Company's or a division's average shareholders' equity over the Fiscal Period.

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         2.17     "Return on Net Assets" means the Company's or a division's
Earnings for the Fiscal Period expressed as a percentage of the Company's or a division's average assets over the Fiscal Period.

         2.18 "Sales Volume" means the total sales volume per store of the Company or one of its divisions for the Fiscal Period.

         2.19 "Termination of Employment" means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

         2.20 "Total Sales" means the Company's or a division's net sales for the Fiscal Period.

         2.21 "Weighted Average Cost of Capital" (or "WACC") means the weighted average of the Company's cost of debt and cost of capital. The weighting is determined by comparing the balance of the Company's debt (acquired debt plus capitalized leases) to the balance of the Company's equity based upon market value (rather than book value).

3.       Administration of the Plan
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         3.1      The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company's Board of Directors, who shall be appointed and serve at the pleasure of the Company's Board of Directors. No member of the Company's Board of Directors who is not an "outside director" under Code section 162(m) shall serve on the Committee.

         3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants, and to determine the target Award levels, the applicable Fiscal Period, the times when Awards will be granted, and the Performance Goals which must be achieved prior to payment of any Awards. For each Fiscal Period, all actions by the Committee shall be taken by the Determination Date.

         3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

         3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a

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meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

         3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.       Eligibility and Participation
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         The Plan is designed for Officers whose responsibilities significantly influence Company results. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Fiscal Period basis and in the sole discretion of the Committee. Thus, an Officer who is selected for participation in a given Fiscal Period is in no way guaranteed to be selected for participation in any subsequent Fiscal Period or Fiscal Periods.

5.       Determination of Awards
         -----------------------

         5.1 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award expressed as a percentage of Base Salary. The maximum percentage of Base Salary that may be assigned to any Participant is such percentage, which when added to the aggregate percentage used for such Participant for all other Fiscal Periods within a given Fiscal Year under Section this Section 5.1, that does not exceed 100%.

         5.2 On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. Each payout formula or table shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's target Award if the Performance Goals for the Fiscal Period are achieved, and (d) provide for an actual Award greater than or less than the Participant's target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

         5.3 After the end of each Fiscal Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Fiscal Period were achieved or exceeded. The actual Award for each Participant shall be determined by applying the formula established pursuant to Section 5.2 of the Plan to the level of actual performance that has been certified by the Committee. However, each Participant's actual Award (if any) shall be subject to the maximum provided in Section 6.

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         5.4      No Awards shall be paid to a Participant for a Fiscal Period unless at least the minimum actual performance for the Fiscal Period specified by the Committee pursuant to Section 5.2 of the Plan is achieved.

         5.5 The Committee, in its sole discretion, may eliminate any Participant's Award, or reduce it below that which otherwise would be payable in accordance with the Plan.

6.       Maximum Award Payable
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         The maximum aggregate Award(s) payable to any Participant under the
Plan with respect to all Fiscal Periods of a given Fiscal Year shall be $5,000,000.

7.       Payment of Award
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         7.1      Except as provided in Section 7.2 of the Plan or as otherwise determined by the Committee, payment of Awards (if any) for a Fiscal Period will be made in cash or its equivalent on or about the date ten weeks following the end of the Fiscal Period.

         7.2 Unless otherwise specifically determined by the Committee, a Participant actually will be entitled to payment of an Award only if the Participant is an Officer on the date of payment (except to the limited extent provided in the following sentence). If, after the completion of a Fiscal Period, a Participant incurs a Termination of Employment due to death or permanent disability, the Participant still shall be entitled to the payment of any Award for such Fiscal Period otherwise payable to the Participant (subject to Section 5.5). In the event an Award is payable to a Participant subsequent to the Participant's death, such payment shall be made to the Participant's estate.

         7.3 The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

         7.4 Each Award shall be payable solely from the general assets of the Company. Each Participant's right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

8.       Employment Rights
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         Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

9.       Effect on Other Plans
         ---------------------

         The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not

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preclude the Company's Board of Directors from establishing any other forms of incentive compensation for Officers.

10.      Amendment, Suspension or Termination of the Plan
         ------------------------------------------------

         The Board, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code section 162(m) as "performance-based compensation", any such amendment shall be subject to stockholder approval.

11.      Effective Date
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         The Plan originally was effective as of March 21, 1995. The Plan was amended and restated effective as of January 25, 2000, and approved by a majority of the shares of the common stock of the Company that were present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Shareholders. This amended and restated Plan is effective as of January 28, 2002.

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